Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We have issued our reports dated February 13, 2008, accompanying the consolidated financial statements and schedule and the effectiveness of internal control over financial reporting included in the Annual Report of Amerigon Incorporated on Form 10-K for the year ended December 31, 2007. We hereby consent to the incorporation by reference of said reports in the Registration Statements of Amerigon Incorporated on Form S-3 (Nos. 333-40454, 333-84840 and 333-118662) and on Form S-8 (Nos. 333-03926, 333-61632, 333-100811, 333-44007 and 333-139868).

/s/ Grant Thornton LLP

Southfield, Michigan
February 13, 2008